Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Andrea Electronics Corporation on Form S-8 (Files Nos. 333-133090, 333-82738, 333-82375, 333-142548, 333-173131) of our report dated March 25, 2014, with respect to our audits of the consolidated financial statements of Andrea Electronics Corporation and Subsidiaries as of December 31, 2013 and 2012 and for the years then ended, which report is included in this Annual Report on Form 10-K of Andrea Electronics Corporation for the year ended December 31, 2013.

/s/ Marcum LLP

Marcum LLP

Melville, New York

March 25, 2014